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                                                                    EXHIBIT 23.1


                          CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Independent Auditors and Counsel" in the Registration Statement (Form S-3) and related Prospectus of Sunoco, Inc. for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 11, 1999, with respect to the consolidated financial statements of Sunoco, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and our report dated March 5, 1999 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.





   /s/ ERNST & YOUNG LLP
   ---------------------
   Ernst & Young LLP
   Philadelphia, Pennsylvania
   May 20, 1999